EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ENGINEERS


Williamson Petroleum Consultants, Inc. (Williamson), hereby consents to the incorporation by reference to Williamson and our review entitled "Review of Oil and Gas Reserves and Associated Net Revenues to the Interests of HS Resources, Inc. in Certain Major-Value Properties in the Rocky Mountain / Gulf Coast Areas as Prepared by HS Resources, Inc., Effective December 31, 1997, Constant Pricing Economics, Williamson Project 7.8551" in the HS Resources, Inc. Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about October 29, 1998.

                                    /s/Williamson Petroleum Consultants, Inc.

                                    Williamson Petroleum Consultants, Inc.

Houston, Texas
October 29, 1998


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